EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 11, 2001 relating to the financial statements and financial statement schedule of CIENA Corporation, which appear in CIENA Corporation’s Annual Report on Form 10-K for the year ended October 31, 2001, as amended.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
June 24, 2002